EXHIBIT 99.1

YOUNG BROADCASTING INC. RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

New York, NY - Business Wire — August 20, 2008 — Young Broadcasting Inc. (the “Company”) today announced that on August 14, 2008, the Company received a notice of non-compliance from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) stating that the Company had not regained compliance with the $1.00 per share minimum bid price requirement set forth in Marketplace Rule 4450(a)(5).  This notice follows the Company’s previous announcement on February 22, 2008 that it had received notification from the Staff stating that the Company’s common stock had not maintained the required $1.00 minimum bid price over the prior 30 consecutive trading days, and, in accordance with Marketplace Rule 4450(e)(2), and providing the Company with 180 calendar days, or until August 13, 2008, to regain compliance.

At a recent hearing before a NASDAQ Listing Qualifications Panel, the Company presented to the Panel its plan to evidence compliance with the minimum bid price rule, among other listing requirements. Pending the Panel’s decision, the Company will remain listed.  However, there can be no assurances that the Panel will grant the Company’s request for continued listing.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD), one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA) and one is affiliated with MyNetwork TV (KRON-TV — San Francisco, CA).

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070 or

Don Ciaramella of The Lippin Group at 212-986-7080